PRIMARY SPONSORSHIP AGREEMENT

This Sponsorship Agreement (together with all appendices, exhibits and schedules hereto, this "Agreement") shall be effective as of May 13, 2011, (the "Effective Date"), by and between Triad Racing Technologies, LLC d/b/a Co-Pilott Motorsports Marketing, a North Carolina limited liability company, having its principal place of business at 11148 Treynorth Drive, Suite A, Cornelius, North Carolina 28031 ("Co-Pilott"), and Fuel Doctor, LLC d/b/a Fuel Doctor USA, a California limited liability company, having its principal place of business at 23679 Calabasas Road, Suite 548, Calabasas, California 91302 ("Sponsor").

Background

Co-Pilott has contracted with Gaunt Brothers Racing, Inc. ("GBR") to field a race car in the NASCAR Canadian Tire Series events at Toronto on July 9, 2011 and Montreal on August 20, 2011 (collectively the "NCTS Events") and the NASCAR K&N Series at Iowa on May 21, 2011 (the "K&N Event");

Co-Pilott has also contracted with Rusty Wallace Racing ("RWR") to field a race car in the NASCAR Nationwide Series race at Road America on June 25, 2011 and Montreal on August 20, 2011, or, at RWR's discretion, two alternative NASCAR Nationwide races (collectively the "NNS Events");and

Sponsor desires Co-Pilott to grant to Sponsor, and Co-Pilott is willing to grant to Sponsor, in each case, on and subject to the terms, conditions and restrictions set forth in this Agreement the right to be a primary sponsor of the Race Cars (defined below) for the Race Events (defined below) with certain related sponsorship benefits as set forth in this Agreement and more specifically set forth in Appendix A.

Agreement

In consideration of the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties hereby agree as follows:

1. DEFINITIONS.

In addition to those definitions otherwise defined in this Agreement, the following terms shall have the following definitions:

(A) "Advertising" means print advertisements, outdoor advertising, free-standing inserts (FSI), point-of-sale (POS), trade materials, internal printed materials, product packaging, television commercials, radio commercials, and Sponsor's online website.

(B) "Category" means any auto related "fuel saving" products.

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(C) "Driver" or "Drivers" means Jason Bowles, or any other driver or drivers selected by Co-Pilott to drive for Team pursuant to the terms of this Agreement.

(D) "Premium" means any products sold on a limited basis or given away for the purposes of promoting or publicizing Sponsor in the Category, including, but not limited to, incentives for sales force, trade or consumer promotions, self-liquidating offers, and sales of products through distribution schemes involving earned discounts or "bonus" points based on consumers' use of offered product or service.

(E) "Promotion" means any activity relating to the promotion of Sponsor in the Category by the Sponsor through Advertising, distribution of Premiums, or other means.

(F) "Race Cars" means the race cars owned and operation by GBR and RWR at the Race Events.

(G) "Race Events" means collectively the NCTS Events, NNS Events and K&N Event.

(H) "Co-Pilott Marks" means the trade names, trademarks, logos, service marks and/or other intellectual property listed in Appendix B and any other trade names, trademarks, logos, service marks or other intellectual property designated in writing by Co-Pilott as Co-Pilott Marks hereunder.

(I) "Sponsor Marks" means the trade names, trademarks, logos, service marks and/or other intellectual property listed in Appendix C and any other trade names, trademarks, logos, service marks and/or intellectual property designated in writing by Sponsor as Sponsor Marks.

(J) "Team" means the GBR and RWR owned and/or operated teams.

(K) "Term" means the term of the Agreement as set forth in Section 1 of Appendix A.

(L) "Territory" means the United States of America, its territories and possessions, the Commonwealth of Puerto Rico, Canada and such other countries as Co-Pilott may designate in writing in addenda hereto.

(M) "Uniforms" means the Race Car Drivers' driver suit uniforms and Team pit crew fire suit uniforms.

2. CO-PILOTT RIGHTS.

(A) Operation of Team. Co-Pilott shall have complete discretion over the operation of the Team, including without limitation the selection of the Drivers and crew members, selection of the equipment used, the ornamentation of the Race Cars and Uniforms, the set up and function of the

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Race Cars and all communications with NASCAR. Sponsor shall not interfere with Co-Pilott or its operation of the Team in any manner.

(B) Replacement of Drivers. The drivers of the Race Cars shall be chosen and replaced in Co-Pilott's sole discretion. If a Driver ceases to be a driver for the Team at any time for any reason whatsoever or is replaced by Co-Pilott, Co-Pilott will use good faith efforts to retain the services of a comparable driver. Co-Pilott may choose a comparable driver as a temporary replacement for a Driver due to such Driver's illness or other incapacity.

(C) Performance. Sponsor acknowledges that the primary function of Co-Pilott and the Team is to participate and perform to the best of its ability in the Race Events and therefore shall be considerate of Co-Pilott's and the Team's racing, practicing, testing and training activities. Sponsor further acknowledges that such participation and performance will enhance the benefits derived by Sponsor from this Agreement. Accordingly, in any circumstances where Co-Pilott can demonstrate to the reasonable satisfaction of Sponsor that the performance of any obligation under this Agreement by Co-Pilott, the Team or any Driver may adversely affect the performance of the Team in any Race Event, Sponsor shall raise no objection to any necessary variation in such performance deemed appropriate by Co-Pilott provided always that Co-Pilott shall use all reasonable endeavors to avoid any variation of performance as is contemplated by this section. Where such variation is considered necessary, Co-Pilott shall provide performance as close as is possible to that originally intended in substitution therefor.

3. USE OF SPONSOR MARKS.

(A) Grant of Rights. Sponsor hereby grants to Co-Pilott, GBR and RWR, the nonexclusive, nontransferable, royalty free, worldwide right and license to use the Sponsor Marks (i) as necessary to meet Co-Pilott's obligations under this Agreement, and (ii) in any media or upon any goods or promotional items in connection with Co-Pilott commercial and promotional enterprises, including without limitation, the license (and the right to sublicense third parties) to make, have made, offer for sale, sell, advertise, market, display, import and distribute all types of Team and/or Driver-related products and services that bear the Sponsor Marks and are related to Team, Drivers or Team's racing endeavors (collectively referred to as "Licensed Products") – see below. The term of this license shall extend to the expiration or termination of this Agreement, except that Co-Pilott and its sublicensees shall have an indefinite right to sell, offer for sale and otherwise distribute products made prior to the expiration or termination of this Agreement. This grant of rights in no way extends to any other marks other than the Sponsor Marks listed on Appendix C, including but not limited to any future mark developed by Sponsor, or an existing mark owned or licensed by Sponsor, even if the aforementioned marks include in part or whole the Sponsor Marks listed on Appendix C.

(B) Historical References. Notwithstanding anything to the contrary in this Agreement, Sponsor hereby grants to Co-Pilott, GBR and RWR, effective upon termination or expiration hereof, a perpetual, non-exclusive, worldwide, royalty-free license to use the Sponsor Marks and Production

Materials (as defined in Section 3(C) below) in any media for historical reference and display purposes.

(C) Production Materials. "Production Materials" shall mean any and all pictures, prints, motion pictures, audio or visual tapes, artists' renderings, plans, ideas, concepts or other things, or any parts thereof, which are made or prepared by Sponsor or its agents in connection with this Agreement and include any representations of or references to the Co-Pilott Marks, irrespective of the media used.

4. OWNERSHIP OF THE MARKS AND PROTECTION OF RIGHTS.

(A) Co-Pilott's Rights. Sponsor acknowledges and agrees that Co-Pilott either owns or has rights in and authority to license the Co-Pilott Marks, as well as all copyright, trademark, trade dress, service mark, domain name and other intellectual property rights in the Co-Pilott Marks. For purposes of this Section 4 and this Agreement, third parties who have granted Co-Pilott the rights and authority to license certain Co-Pilott Marks shall be referred to as "Other Owners." Sponsor acknowledges the ownership and validity of the state and federal registrations Co-Pilott and/or Other Owners own, or may obtain, for the Co-Pilott Marks and the goodwill associated therewith. Sponsor shall not at any time, file any trademark application with the United States Patent and Trademark Office, or with any other governmental entity in the United States or elsewhere for the Co-Pilott Marks, any similar mark or any mark that incorporates the Co-Pilott Marks in whole or in part. Sponsor shall not use any of the Co-Pilott Marks or any similar mark as, or as part of, a trademark, service mark, trade name, domain name, product name, fictitious name, company or corporate name anywhere in the world.

(B) Sponsor's Rights. Co-Pilott acknowledges and agrees that Sponsor owns the Sponsor Marks and any registrations therefor, as well as all trademarks, trade names, or service marks or domain names that incorporate such trademarks, trade names, or service marks adopted and used or approved for use by Sponsor. Co-Pilott acknowledges the validity of the state and federal registrations Sponsor owns or obtains for the Sponsor Marks. Co-Pilott shall not at any time, file any application for registration of the Sponsor Marks or any similar mark. Except as set forth in this Agreement, Co-Pilott shall not use any of the Sponsor Marks or any similar mark as, or as part of, a trademark, service mark, trade name, fictitious name, company or corporate name anywhere in the world.

(C) Challenge or Objection. Neither party shall oppose or seek to cancel or challenge, in any forum in any country, including, but not limited to, the United States Patent and Trademark Office, any application, registration, or other claim of trademark or service mark rights of the other party, unless such application, registration or other claim of trademark or service mark ownership involves intellectual property that is confusingly similar to any or all of the first party's Marks.

(D) Goodwill. Sponsor recognizes the great value of the goodwill associated with the Co-Pilott Marks and acknowledges that such goodwill belongs to Co-Pilott and/or Other Owners, and that the Co-Pilott Marks have secondary meaning and/or repute. Sponsor shall not, during the term

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of this Agreement or thereafter, attack the property rights of Co-Pilott or Other Owners, or use the Co-Pilott Marks or any similar mark in any manner other than as provided herein. Additionally, Co-Pilott recognizes the great value of the goodwill associated with the Sponsor Marks and acknowledges that such goodwill belongs to Sponsor, and that such Sponsor Marks have secondary meaning and/or repute. Co-Pilott shall not, during the Term of this Agreement or thereafter, attack the property rights of Sponsor, or use the Sponsor Marks or any similar mark in any manner other than as provided herein.

(E) Notice of Claim. Sponsor agrees to assist Co-Pilott and/or Other Owners in the protection of the Co-Pilott Marks and shall provide evidence, documents, and testimony concerning the use by Sponsor of any one or more of the Co-Pilott Marks, which Co-Pilott may request for use in obtaining, defending, or enforcing rights in any Co-Pilott Marks or related applications or registrations. Sponsor shall notify Co-Pilott in writing of any infringements by others of the Co-Pilott Marks of which it is aware. Co-Pilott shall have the sole right to determine whether or not any action shall be taken on account of any such infringements. Sponsor shall not institute any suit or take any action on account of any such infringements without first obtaining the written consent of Co-Pilott to do so. Sponsor agrees that it is not entitled to share in any proceeds received by Co-Pilott (by settlement or otherwise) in connection with any action brought by Co-Pilott or its designee.

(F) Copyright. Sponsor and Co-Pilott acknowledge that any rights, including copyrights, that the parties might have in any original work of authorship and derivatives thereof, including without limitation, advertising copy, photographs, video, advertisements, television and radio commercials, articles, books, artwork, compilations, etc. (hereinafter collectively referred to as the "Work") created by them individually pursuant to this Agreement, do not extend to any portion or aspect of the Marks of the other party and do not in any way dilute or affect the interests of either party in their respective Marks. Sponsor and Co-Pilott shall not assign, lease, sublicense, encumber or otherwise transfer any rights in any Work that contains any portion of the Marks of the other party except as permitted herein. Sponsor and Co-Pilott shall not affix a copyright notice to any product bearing the Marks of the other party, or otherwise attempt to obtain or assert copyright rights in any artwork or design which contains the marks of the other party, without the express written authorization of the other party. For purposes of this Section 4(F), Co-Pilott shall also include Other Owners.

5. REPRESENTATIONS AND WARRANTIES.

In addition to representations and warranties set forth elsewhere in this Agreement and in the attached Appendices:

(A) Authority of the Parties. Sponsor and Co-Pilott represent and warrant that they have the authority to execute, deliver, and perform their obligations under this Agreement, having obtained all required Board of Director or other consents, and are duly organized or formed and validly existing in good standing under the laws of the state of their incorporation or formation.

(B) Conflicts. Sponsor acknowledges that Co-Pilott is engaged in various marketing and promotional activities which are designed to promote and enhance Co-Pilott's position in the sport of automobile and truck racing, and the goodwill of the Co-Pilott Marks. Sponsor further acknowledges that Co-Pilott's marketing and promotional activities involve relationships with numerous companies, organizations and individuals who serve as sponsors, advertisers, licensees and business partners. Sponsor agrees that, in the event Co-Pilott determines that Sponsor's activities taken pursuant to this Agreement come into conflict with the interests or rights of other sponsors, Sponsor will in good faith cooperate with Co-Pilott to resolve the conflict and, in the event the conflict cannot be resolved, shall take the action requested by Co-Pilott as long as it is commercially practical to do so.

(C) Sponsor's Products and/or Services in the Category. Sponsor hereby represents and warrants that all (1) products and/or services manufactured, sold, offered for sale, delivered or performed by Sponsor, (2) Sponsor's uses of the Co-Pilott Marks pursuant to this Agreement, including without limitation all materials, statements, Work, etc. that constitute any portion of Advertising or Promotion, and (3) permitted Premiums (items (1), (2) and (3) above to be hereinafter collectively referred to as "Sponsor's Products") shall comply with all applicable contractual commitments, with all applicable express and implied warranties and with all applicable laws, statutes, regulations, codes and obligations. Sponsor further represents and warrants that all of Sponsor's Products will be in good and merchantable condition and fit for the purpose for which they were procured or manufactured and will not be obsolete or defective. Sponsor represents and warrants that (a) none of the Sponsor's Products shall be manufactured or provided in violation of any child labor laws or other labor laws or standards and (b) all of Sponsor's Products and services will meet all applicable standards of any regulatory agencies (including without limitation the United States Consumer Product Safety Commission) which has jurisdiction over Sponsor's Products, as well as comply with all other applicable foreign, federal, state and local laws and regulations.

(D) Non-Infringement. Sponsor represents and warrants to Co-Pilott that all materials submitted by Sponsor to Co-Pilott for approval and all uses of the Co-Pilott Marks by Sponsor are not subject to any valid patent, copyright, trademark or any other proprietary rights of any non-consenting third party.

6. INDEMNIFICATION

(A) Indemnification by Sponsor. Sponsor shall defend (by counsel selected by Sponsor), indemnify and hold harmless (at its own expense) Co-Pilott, its affiliates, its sister companies, and the Team, and their respective owners, shareholders, directors, officers, agents, employees, Drivers, affiliates, successors and assigns (the "Indemnified Parties") from any and all loss, costs, expenses (including attorney's fees and associated expenses) claims, demands, liabilities, causes of action, judgments and/or damages, arising out of or related in any way to:

(1) any actual or alleged unauthorized use of or infringement of any trademark, service mark, copyright, right of publicity, patent or other intellectual property right by Sponsor, excluding the authorized use of the Co-Pilott Marks in accordance with this Agreement;

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(2) Sponsor's products and/or services or the sale, Promotion, Advertising, distribution or use thereof, (including, but not limited to, product liability claims) or false advertising, fraud, misrepresentation or other claims related to Sponsor's activities pursuant to this Agreement not involving a claim of right to the Co-Pilott Marks;

(3) the unauthorized use of the Co-Pilott Marks by Sponsor or any breach by Sponsor of this Agreement, including but not limited to a breach of a representation or warranty made by Sponsor herein;

(4) Co-Pilott's authorized use of the Sponsor Marks pursuant to this Agreement;

(5) any service performed, or action taken, or action not taken by Sponsor or those acting under Sponsor's direction in connection with Advertising and/or Promotion conducted pursuant to this Agreement, whether during the Term of this Agreement or thereafter, including the operation and management of any event and/or activity incidental thereto, or any prize fulfillment; and/or

(6) the failure of Sponsor or Sponsor's suppliers, vendors, employees and representatives as well as those acting under Sponsor's direction to comply with all applicable state, federal, international or foreign laws, rules, statutes, codes, ordinances, regulations or other requirements of any governmental authority during the term of this Agreement.

(B) Indemnification by Co-Pilott. Co-Pilott shall defend (by counsel selected by Co-Pilot), indemnify and hold harmless (at its own expense) Sponsor and the shareholders, directors, officers, agents and employees of Sponsor, from any and all loss, costs, expenses (including attorney's fees and associated expenses) claims, demands, liabilities, causes of action, judgments and/or damages, arising out of or related in any way to:

(1) the unauthorized use of the Sponsor Marks by Co-Pilott or any breach by Co-Pilott of this Agreement, including but not limited to a breach of a representation or warranty made by Co-Pilott herein;

(2) Sponsor's authorized use of the Co-Pilott Marks pursuant to this Agreement; and/or

(3) Co-Pilott's failure to comply with any applicable law, statute, regulation, code or obligation during the term of this Agreement.

7. INSURANCE.

Within ten (10) days of execution of this Agreement, Sponsor shall obtain, and thereafter maintain, commercial general liability insurance on an occurrence basis with an insurance company that is subject to Co-Pilott's reasonable approval. The coverage of the policy shall include product

and contractual liability insurance and shall provide coverage for the Indemnified Parties as additional insured parties on Sponsor's policy against any and all loss, costs, expenses (including attorney's fees and associated expenses) claims, demands, liabilities, causes of action, judgments and/or damages, arising out of any of the circumstances described in Section 6(A) above. Sponsor shall continue to maintain such insurance during the Term of the Agreement. Such insurance policy shall not be canceled or materially changed in form without at least thirty (30) days' prior written notice to Co-Pilott. Co-Pilott shall be furnished with a certificate of insurance upon its reasonable request. Such insurance policy or policies shall provide coverage of One Million U.S. Dollars ($1,000,000) for personal and advertising injury, bodily injury and property damage arising out of each occurrence; Two Million U.S. Dollars ($2,000,000) annual aggregate for all aforementioned claims; or Sponsor's standard insurance policy limits, whichever is greater. Failure to maintain the insurance specified herein shall be considered a material breach of this Agreement.

8. **LIMITATIONS OF LIABILITY.**

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IN THE EVENT SPONSOR INCURS ANY EXPENSES, DAMAGES OR OTHER LIABILITIES (INCLUDING WITHOUT LIMITATION ATTORNEYS' FEES AND ASSOCIATED EXPENSES) IN CONNECTION WITH THE PERFORMANCE OR NON-PERFORMANCE OF ANY TERM OR PROVISION HEREOF, THE TOTAL LIABILITY OF CO-PILOTT, ITS AFFILIATES AND THE TEAM, AND THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, SUCCESSORS AND ASSIGNS SHALL NOT INCLUDE PUNITIVE DAMAGES ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT.

9. TERMINATION.

(A) Co-Pilott's Rights. Co-Pilott shall have the option, but not the obligation, to immediately terminate this Agreement without prejudice to any other rights it may have, whether under the provisions of this Agreement, in law, in equity or otherwise, upon written notice to Sponsor at any time should any of the following events of default occur:

(1) Sums Due. Sponsor fails to make any payment due, or fails to deliver any product in kind due, and fails to cure such default within ten (10) days from receipt of notice from Co-Pilott.

(2) Creditor's Remedies, Etc. Sponsor makes any assignment for the benefit of creditors (including but not limited to granting to a third party a security interest in Sponsor's current and/or future inventory of products and/or materials), or files any petition under any federal or state bankruptcy statute, or is adjudicated bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy shall be appointed under the laws of the United States government or the several states.

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(3) Proceeding. Sponsor is named as a party to, or becomes threatened with, any action, arbitration, audit, hearing, investigation, litigation, or suit, whether civil, criminal, administrative, investigative or otherwise which Co-Pilott reasonably anticipates, in good faith, to have an adverse impact on Co-Pilott, RWR, GBR, Team, Drivers, their Affiliates and/or the Sponsorship.

(4) Sublicense or Assignment. Sponsor attempts to grant or grants a sublicense in or to the Co-Pilott Marks or attempts to assign or assigns any right or duty under this Agreement to any person or entity without the prior written consent of Co-Pilott.

(5) Litigation. Sponsor contests the enforceability of this Agreement, or any other document it executed in connection herewith, the validity hereof, or Co-Pilott's and/or Other Owners' ownership of and/or rights in and authority to license the Co-Pilott Marks.

(6) Business or Change of Control. Sponsor discontinues its business as it is now conducted, or: (a) the controlling majority share of Sponsor's business is sold or transferred by operation of law or otherwise, or (b) if there is a substantial change in Sponsor's most senior level of management.

(7) Breach of Any Other Terms. Sponsor breaches any material provision in this Agreement, and if curable, fails to cure this default within thirty (30) days from receipt of notice from Co-Pilott.

(B) Amendment. Notwithstanding the provisions described in this Section 9, if any applicable law or regulation of a governmental authority having jurisdiction over this Agreement, limits Co-Pilott's rights of termination or requires different or longer periods than those set forth herein, this Section 9 shall be deemed amended solely to conform to such laws and regulations.

10. EFFECT OF EXPIRATION AND/OR TERMINATION.

Following expiration or termination of this Agreement for any reason:

(A) Payments. The entire unpaid balance of all payments owing and due by Sponsor under this Agreement shall immediately become due and payable.

(B) Use of Co-Pilott Marks. Sponsor shall refrain from further use of any of the Co-Pilott Marks, or any similar mark, directly or indirectly or any derivation of the Co-Pilott Marks or a similar mark. Without limitation, Sponsor shall discontinue all use of all Advertising and Promotion material, Premiums, products and services that bear the Co-Pilott Marks.

(C) Destruction of Advertising and Promotional Materials. Sponsor shall destroy (and cause its third party vendors, if any, to destroy) all unused Advertising and Promotional materials, and Premiums, along with all molds, matrices, samples, files, databases, digital media, etc. used to manufacture said Advertising and Promotional materials, and Premiums, except that Sponsor may

receive an additional sixty (60) days to remove all advertising and promotional material from the marketplace. NO NEW materials may be created after the expiration or termination of this Agreement.

(D) Use of Sponsor Marks. Except as set forth in this Agreement, Co-Pilott shall cease from further use of any of the Sponsor Marks, or any similar mark, directly or indirectly or any derivation of the Sponsor Marks or a similar mark.

(E) Survival. The following terms of this Agreement shall survive its termination or expiration: Sections 3(B), 4(A), 4(B), 4(C), 4(E), 6, 8, 10 and 11.

11. CONFIDENTIALITY.

The parties acknowledge and agree that the nature, terms and conditions of this Agreement, at all times, during the Term and thereafter (a) shall be treated as confidential; (b) shall not be disclosed to any third party without the prior written consent of the other party in each instance or if required by law; and (c) shall be disclosed only to the employees, agents, attorneys and contractors of either party and only to the extent necessary pursuant to a bona fide need to know in order to carry out their respective obligations or exercise their respective rights granted hereunder.

12. MISCELLANEOUS.

(A) No Joint Venture or Endorsement. Nothing contained herein shall be construed to place the parties in the relationship of partners, joint venturers, or agents, and no party shall have any power to obligate or bind the other whatsoever. Co-Pilott is not in any way a guarantor of the quality of any product or service produced or provided by Sponsor. Sponsor shall neither state nor imply, directly or indirectly, that Sponsor and/or its activities other than as expressly provided for under this Agreement are supported, endorsed, or sponsored by Co-Pilott and, upon direction of Co-Pilott, shall issue express disclaimers to that effect.

(B) Notices. Unless otherwise specified herein, all notices, requests, demands, payments, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given (1) when hand-delivered, (2) upon delivery when sent by express mail, courier, overnight mail or other overnight or next-day delivery service, or (3) when received when sent by facsimile provided that a copy thereof is contemporaneously delivered pursuant to subsection (1) or (2) hereof, to the following respective addresses of the parties:

Co-Pilott: Co-Pilott Motorsports Marketing and Management
11148 Treynorth Drive, Suite A
Cornelius, North Carolina, 28031
Attn: Mike Held, Manager
Phone: 704.765.3120
Email: mike.held@co-pilott.com

Sponsor: Fuel Doctor, LLC
4766 Park Granada
Suite 112
Calabasas, California 91302
Attn: Mark Soffa, President
Phone 818.224.5678
Email: mark@fueldoctorusa.com

Sponsor or Co-Pilott may change their respective addresses for notices by giving written notice of such change of address to the other party.

(C) Severability. The determination that any provision of this Agreement is invalid or unenforceable shall not invalidate this Agreement, and the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(D) Non-Assignability. Neither this Agreement, nor any of the parties' rights and/or obligations, shall be sold, transferred, or assigned by either party without prior written approval of the other party, and no rights shall devolve by operation of law or otherwise upon any assignee, receiver, liquidator, trustee, or other party. Subject to the foregoing, this Agreement shall be binding upon, and will inure to, the benefit of the parties hereto their respective successors and approved assigns.

(E) No Waiver or Modification. None of the provisions of this Agreement may be waived or modified except expressly in writing signed by both parties, regardless of either party's course of conduct. Failure of either party to require the performance of any term in this Agreement or the waiver by either party of any breach shall not prevent subsequent enforcement of such term nor be deemed a waiver of any subsequent breach. This Agreement shall not be binding on either party until signed by an authorized representative of each party.

(F) Choice of Law and Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF). ANY LITIGATION, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO HIS AGREEMENT SHALL BE INSTITUTED IN ANY STATE COURT IN THE STATE OF NORTH CAROLINA, IN MECKLENBURG COUNTY. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION WHICH IT MIGHT HAVE NOW OR HEREAFTER TO THE VENUE OF ANY SUCH LITIGATION, ACTION OR PROCEEDING, SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF ANY SUCH COURT AND WAIVES ANY CLAIM OR DEFENSE OF INCONVENIENT FORUM. EACH PARTY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT SUCH PARTY'S ADDRESS AS PROVIDED HEREIN (AND UPDATED IN WRITING FROM TIME TO TIME).

(G) Prevailing Party. In the event of any litigation arising out of a breach or threatened breach of this Agreement by either party or infringement of any rights of one party by another party,

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the prevailing party shall be reimbursed for its reasonable attorney's fees and other expenses of such litigation from the non-prevailing.

(H) <u>No Construction Against Drafting Party</u>. Each party to this Agreement expressly recognizes that this Agreement results from a negotiation process in which each party was represented by counsel and contributed to the drafting of this Agreement. Given this fact, no legal or other presumptions against the party drafting this Agreement concerning its construction, interpretation or otherwise, accrue to the benefit of any party to this Agreement, and each party expressly waives the right to assert such a presumption in any proceedings or disputes connected with, arising out of or involving this Agreement.

(I) <u>Force Majeure</u>. A party shall be excused for failure to perform any affirmative obligation hereunder (other than payment obligations) to the extent that such failure is directly or indirectly caused by acts of God, national emergency, labor dispute, software, equipment or electrical malfunction, transportation delays, telecommunication failures, or any other event or circumstance beyond the reasonable control of the party, but only until the cessation of such event or circumstance. In the event that a party's performance hereunder is affected by such an event or circumstance, such party shall promptly notify the other party of same, giving reasonably full particulars thereof and, insofar as known, the probable extent to which it will be unable to perform, or will be delayed in performing, its obligations hereunder, and such party shall use reasonable efforts to remove such force majeure.

(J) <u>Entire Agreement</u>. This Agreement together with all appendices, exhibits and schedules hereto constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the Parties with respect to the subject matter hereof.

(K) <u>Exhibits, Section Headings, Etc</u>. When necessary for appropriate meaning, a plural shall be deemed to be the singular and singular shall be deemed to be the plural. The attached appendices are an integral part of this Agreement. Section headings are for convenience only and shall not add to or detract from any of the terms or provisions of this Agreement.

(L) <u>Counterparts</u>. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute a single instrument.

IN WITNESS WHEREOF, the undersigned have each executed and delivered this Agreement as of the Effective Date, by and through their respective authorized representatives, each intending to be legally bound.

CO-PILOTT:

By: ______________________

SPONSOR: FUEL DOCTOR, LLC

By: ______________________

Print Name: Michael S. Herd	Print Name: Mark Smith
Title: Principal	Title: President / CEO
Date: 5/15/11	Date: 5-15-11

APPENDIX A

PRIMARY SPONSORSHIP TERMS

1. TERM.

The Term of this Agreement shall be for the period commencing May 13, 2011, and ending at the close of the 2011 NASCAR Nationwide series season, November 20, 2011. The Term may be earlier terminated as provided for in this Agreement.

2. SPONSORSHIP RIGHTS.

(A) Sponsor's Rights. During the Term of this Agreement and subject to the terms and conditions hereof, Co-Pilott designates Sponsor as primary sponsor of the Race Cars and Team for the Race Events entered by Team and in connection therewith, and grants Sponsor the primary sponsorship rights specifically set forth in this Appendix A.

(B) Category. During the Term of this Agreement and subject to the terms and conditions hereof, Co-Pilott agrees not to designate any other person or entity in the Category as a sponsor of the Team for the Race Events, and also agrees not to grant to any other third party whose products and/or services fall within the Category the right to use the Co-Pilott Marks to advertise or promote such third party in the Category; provided, that the foregoing and anything contained in this Agreement to the contrary shall not preclude Co-Pilott, Team, Drivers or their affiliates from (1) participating in race events sponsored by entities or products and/or services in the Category or that compete with Sponsor's products and/or services (including photos in victory lane), (2) endorsing or being associated with (other than through a sponsorship arrangement) retail stores that sell products that compete with those of Sponsor, or (3) appearing in or providing material used in any entertainment program or event sponsored by a competitor of Sponsor.

(C) Race Event Entries. Co-Pilott agrees that an entry will be provided for the Team and the Race Car, and Team will attempt to qualify its Race Cars, in all Race Events for which it is eligible during the Term of this Agreement.

(D) Sponsor Identification.

(1) Logos. During the Term and subject to the terms and conditions hereof, Co-Pilott agrees to include Co-Pilott-approved Sponsor logos depicting the Sponsor Marks in connection with the Team as outlined below:

(a) Race Cars. Co-Pilott hereby agrees to have the Race Cars wrapped with the Sponsor decals and/or other decorations placed on the Race Cars as mutually agreed upon by Sponsor and Co-Pilott, with final approval of the decals, other decorations, etc. resting solely with

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Sponsor. Sponsor identification shall be placed on the Race Cars' hood, deck lid, the area above the rear wheels (the top half of the left and right rear quarter panels) and rear facing panel (the "TV panel", excluding tail light areas). Sponsor shall be responsible for the cost of all Sponsor decals on the Race Car. The base color of the Race Car will be black and Sponsor shall be responsible for the cost of any decal expense resulting in a change from the original Sponsor approved design.

(b) Uniforms. All Team members shall wear Uniforms depicting the Sponsor Marks, as approved by Sponsor and Co-Pilott (with final approval of such Uniforms resting with Co-Pilott). Sponsor shall be fully responsible for the cost of all Sponsor Uniforms.

(c) Equipment. One (1) Co-Pilott-approved Sponsor logo decal on each of the Team transporter, pit equipment, tool boxes, utility vehicles, and helmets and other peripheral equipment items on which the Team typically includes decals of other sponsors (collectively, the "Equipment"). Sponsor shall be fully responsible for the cost of all Sponsor decals on the Equipment.

(d) Pit Wall Banner. During only the Primary Race Events, Team shall utilize one (1) Co-Pilott-approved pit wall banner or sign that depicts the Sponsor's identification. Sponsor shall be fully responsible for the cost of all Sponsor pit wall banners.

(e) Corporate Apparel. During Primary Race Event weekends and when not required to wear Uniforms, Driver and Team members will wear Co-Pilott-approved corporate apparel that incorporates Sponsor's corporate logo ("Sponsor Apparel"). Sponsor shall be fully responsible for the cost of all Sponsor Apparel.

(2) Acknowledgement. It is agreed and acknowledged that the Race Cars, Uniforms and Team transporter may also bear the identification of primary sponsors of the Team, other associate sponsors of the Team, other Co-Pilott identification and/or other third parties that are included in the NASCAR contingency program. The parties hereby acknowledge and agree that Co-Pilott shall own any and all rights in and to the likenesses of the Race Cars, Uniforms and Team transporters (excluding the Sponsor Marks), including but not limited to any trade dress, trademark, service mark, copyright and other intellectual property rights therein, including without limitation the number thereon or used in connection therewith.

(3) NASCAR Contingency Sponsors and Other NASCAR Awards. It is agreed and understood that there exist numerous NASCAR contingency and other award decals ("Award Decals") that may appear on the Race Cars, Uniforms and Team transporters. Some of these Award Decals relate to products and/or services that are not competitive with Sponsor's products and/or services while others may be directly or indirectly competitive with Sponsor's products and/or services. The parties therefore agree that, to the extent that the Award Decals represent a product or service that is directly or indirectly competitive with Sponsor's products and/or services, Sponsor shall have the right to request Co-Pilott to remove such Award Decals from the Race Cars, Uniforms and Team transporters. Should Sponsor require Co-Pilott to remove an Award Decal from the Race Cars, Uniforms and Team transporters, Sponsor shall compensate Co-Pilott an amount equal to the

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amount Co-Pilott would have received if Co-Pilott had won the award with which such Award Decal is associated. Sponsor shall make such payments within thirty (30) days of each race in which such award was made.

3. PROMOTION AND ADVERTISING RIGHTS.

(A) Grant of Rights. During the Term, Co-Pilott grants to Sponsor a nontransferable license to use the Co-Pilott Marks in the Territory for Advertising and Promotion of Sponsor in the Category in conjunction with the Drivers, Team and Race Cars. The license granted herein shall be subject to all terms of the Agreement including without limitation the approval and quality terms set forth herein. The license granted herein in no way extends to any other marks other than the Co-Pilott Marks listed on Appendix B, including but not limited to any future mark developed by Co-Pilott and/or Other Owners, or an existing mark owned or licensed by Co-Pilott and/or Other Owners, even if the aforementioned marks include in part or whole the Co-Pilott Marks. Furthermore, this grant of rights in no way extends to any other trademarks, rights of publicity or other intellectual property right relating in any way to drivers, race teams or race cars owned, operated or controlled by Co-Pilott and/or its Affiliates.

(B) Restrictions.

(1) Territory. Sponsor shall not conduct any Advertising or Promotions outside the Territory without the prior written authorization of Co-Pilott.

(2) Premiums. Sponsor may utilize Premiums as part of its Advertising or Promotion, as authorized by Co-Pilott in writing in advance, in Co-Pilott's sole discretion.

(3) No Transfer. Any rights that Sponsor obtains by this Agreement are non-transferable to any third parties, including, but not limited to, Sponsor's trade customers, suppliers, advertising and promotional agencies, vendors and promotional tie-in partners.

(4) No Affiliation. Sponsor shall not create the perception that there is a relationship or sponsorship affiliation between Co-Pilott or any Co-Pilott Driver and any other third party entity and/or product or service.

(5) Nondisparagement. Sponsor shall not use the Co-Pilott Marks or except for breach of this Agreement, the gross negligence of Co-Pilott or the intentional misconduct of Co-Pilott, take any other action which will, or in Co-Pilott's reasonable judgment may, disparage or impugn Co-Pilott and its Affiliates, Team, the Drivers, the Co-Pilott Marks, their goodwill or their reputations.

(6) Retail Merchandise. Sponsor shall have no right to make, have made, sell or otherwise distribute Retail Merchandise bearing the Co-Pilott Marks. All requests for Retail Merchandise bearing the Co-Pilott Marks relating to Sponsor's sponsorship contained herein shall be made to Co-Pilott and shall be subject to a separate license agreement that will be entered into in Co-

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Pilott's sole discretion and on terms acceptable to Co-Pilott. For purposes of this paragraph, "Retail Merchandise" means products (i.e., apparel, novelties, gifts, toys, die cast replicas, etc.) that are sold and/or distributed to consumers through any mode of sale or distribution, including without limitation, retail outlets, mail order, catalogs, internet, collectors' clubs, trackside vendors, QVC and any other channel where the products are ultimately sold to consumers. Retail Merchandise does not include the sale or distribution of products as Premiums.

(7) Press Releases. Sponsor shall seek and obtain the prior written approval (which approval shall not be unreasonably withheld or delayed) of Co-Pilott in respect of any press release or announcement which makes reference to the Team or which relates to Sponsor's involvement with Co-Pilott, the performance of the Team in any Race Event or its participation or performance in any other event, any of the Drivers, or any test driver engaged by Co-Pilott or any other partner or sponsor of Co-Pilott.

(D) Approval of Use of Co-Pilott Marks. Any proposed use of the Co-Pilott Marks by Sponsor in Advertising and Promotion and all associated materials, products and services, including without limitation, all advertising materials, trade materials, television commercials, website content, etc. shall be submitted to Co-Pilott for approval (which approval shall not be unreasonably withheld) at least sixty (60) calendar days prior to its intended first use. Each submission of each proposed use shall include samples of the proposed use of the Co-Pilott Marks as well as an identification of channels, quantities and periods of time in which the Promotional materials and Advertising will be used. Co-Pilott will endeavor to approve or disapprove each proposed use within thirty (30) calendar days of its receipt of materials relating to the proposed use. Failure by Co-Pilott to respond within thirty (30) calendar days of receipt of the proposed use will be deemed approval. Any and all proposed uses of the Co-Pilott Marks in Advertising and/or Promotion, along with the samples and information required herein, shall be submitted to Co-Pilott.

(E) Quality. Sponsor acknowledges and agrees that Sponsor has the obligation to maintain and protect the image, goodwill and reputation of Co-Pilott and the Co-Pilott Marks, and that, in order to accomplish this purpose, Sponsor shall at all times only use the Co-Pilott Marks (1) in connection with high quality Advertising and Promotions designed to increase, and are at least consistent with, the value, reputation and prestige of Co-Pilott and of the Co-Pilott Marks, (2) in a manner which will not harm the image, goodwill, or reputation of Co-Pilott or the Co-Pilott Marks, and (3) in conformance with Co-Pilott's approval and any stipulations Co-Pilott may impose from time to time regarding the use of the Co-Pilott Marks. In no event shall Sponsor deviate from any approved or stipulated use of the Co-Pilott Marks without resubmitting additional samples for approval. Co-Pilott shall have the right from time to time, upon notice to Sponsor, to make additional stipulations regarding Sponsor's use of the Co-Pilott Marks, including without limitation, requiring Sponsor to discontinue or modify all or any part of Sponsor's use of the Co-Pilott Marks where such use is or was not in compliance with this Agreement, Co-Pilott's prior approval or Co-Pilott's stipulations or where such use is likely to give rise to liability to Co-Pilott.

4. PERSONAL SERVICES.

(A) Support of Sponsor. Co-Pilott will cause the Drivers, and/or any replacement driver, to, when reasonable and practical, support Sponsor's products and/or services in the Category. Drivers' support of Sponsor's products and/or services in the Category shall include: (a) Driver using, when reasonable and practical, Sponsor's products and/or services in the Category; and (b) Driver refraining from supporting any third party directly competitive to Sponsor in the Category.

(B) Production Days. During the Term of this Agreement, Co-Pilott shall permit Sponsor to conduct two (2) production days utilizing Driver, not to exceed a maximum of six (6) hours (hereinafter referred to as the "Production Day"). Such Production Day may include photography, shooting of commercials, video footage and radio recordings used in Advertising and Promotion. The Production Day shall be at a location convenient to Driver such as the Co-Pilott race shop, a nearby studio or at a NASCAR-sanctioned track during a Race Event weekend. The actual location and scheduling of such Production Day shall be granted and scheduled in Co-Pilott's sole but reasonable discretion, and are subject to Driver's availability. If additional Production Days are needed, compensation for each said additional Production Day shall be individually negotiated between Sponsor and Co-Pilott. Such additional Production Days shall be granted and scheduled in Co-Pilott's sole reasonable discretion.

(C) Personal Appearances. During the Term, Co-Pilott shall permit Sponsor to conduct five (5) personal appearances utilizing Driver, each not to exceed a maximum of two (2) hours (hereinafter collectively referred to as "Personal Appearances"). The scheduling and location of such Personal Appearances shall be granted and scheduled in Co-Pilott's sole reasonable discretion, and are subject to Driver's availability. If additional Personal Appearances are needed, compensation for each said additional Personal Appearance shall be individually negotiated between Sponsor and Co-Pilott. Such additional Personal Appearances shall be granted and scheduled in Co-Pilott's sole reasonable discretion.

(D) Notice and Expenses. The aforementioned Production Day and Personal Appearances shall not interfere with Driver's normal racing activities and other bona fide commitments. Sponsor agrees to give Co-Pilott at least twenty five (25) calendar days' notice of the proposed location and date on which such Production Day and Personal Appearances are proposed to be conducted. Any and all reasonable expenses incurred by Co-Pilott and/or the Drivers relating to such Production Day and Personal Appearances, including but not limited to business class air travel, ground transportation, food and lodging shall be reimbursed to Co-Pilott by Sponsor. All such aforementioned expenses shall be pre-approved by Sponsor, in its reasonable discretion.

(D) Meet and Greets. During the Term, Co-Pilott shall make Driver available to appear at a total of five (5) Sponsor hospitality events/garage area meet and greets, to take place at NASCAR-sanctioned tracks during Race Event weekends (hereinafter referred to as "Meet and Greets"). Such Meet and Greets each shall not extend beyond a fifteen minute (:15) duration. Sponsor shall request the Meet and Greets not less than thirty (30) calendar days before the requested time and place of the Meet and Greets and will mutually agree in good faith with Co-Pilott regarding the scheduling of the Meet and Greets. It is understood that said Meet and Greets shall not, in any manner, interfere with the regularly scheduled NASCAR-sanctioned Race Events and meetings, practice, testing, Driver's

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normal racing activities and/or Team meetings; nor shall the Meet and Greets conflict with previous commitments to which the Driver is committed.

(E) Victory Lane Recognition. In the event that the Race Car finishes first in a Race Event during the Term of this Agreement, Driver will wear, upon delivery by Sponsor, a Co-Pilott-approved Sponsor logo hat in Victory Lane, such hat to be provided at Sponsor's sole expense. Notwithstanding the foregoing, Sponsor acknowledges and understands that Driver must also wear logo hats of other Co-Pilott and Driver sponsors in Victory Lane, and that Driver shall wear such aforementioned Sponsor logo hat for an amount of time reasonably proportionate to the amount of time Driver wears each individual logo hat of Co-Pilott's or Driver's other associate sponsors. Sponsor shall provide Co-Pilott with all desired victory lane hats.

5. CONSIDERATION.

(A) Sponsorship Fees. In consideration of the rights granted in this Agreement, Sponsor agrees to enter into a sponsorship agreement for the 2012 NASCAR racing series in amount at least equal to Five Hundred Thousand Dollars ($500,000) with a Triad Racing Technologies supported race team utilizing Jason Bowles as its driver. The NASCAR series shall be determined by Sponsor and the number of races shall be determined by the then market rate, as determined by Co-Pilott in its sole reasonable discretion. For example, if Sponsor decides it wants to sponsor a race car in the NASCAR Nationwide Series, then Co-Pilott shall meet with various NASCAR Nationwide race teams to negotiate the prevailing per race charge. If Co-Pilott determines that the prevailing race charge is One Hundred Twenty Five Thousand Dollars ($125,000.00), then Sponsor agrees to sponsor four Nationwide Series events with the race team directed by Co-Pilott.

APPENDIX B

Co-Pilott MARKS

(1) The image and likeness of the Race Car

(2) The image and likeness of, as well as the career attributes and biographical information of, the Driver of the Race Car

(3) The images and likenesses of Team members, as they appear in their Uniforms

(4) The Jason Bowles trademark/service mark (signature) or substitute driver

(5) The Jason Bowles word mark or substitute driver

(6) The "11" (Stylized) trademark/service mark as seen on the Race Car

(7) The GAUNT BROTHERS RACING trade name/word mark

(8) The image and likeness of the Race Car transporter

(9) Any and all colors and color combinations, trade dress, characters, symbols, designs and/or visual representations associated with the aforementioned intellectual properties listed in numbers 1 through 9 above as approved by Co-Pilott in writing on a case by case basis, in Co-Pilott's sole discretion

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APPENDIX C

SPONSOR MARKS